Exhibit 10.1

SOCIAL GUARANTEES PACKAGE

FOR EMPLOYEES OF

POLMOS BIALYSTOK S.A.

WITH SEAT IN BIALYSTOK

of July 15, 2005

SOCIAL GUARANTEES PACKAGE

FOR EMPLOYEES OF

POLMOS BIALYSTOK S.A. with SEAT in BIALYSTOK

Concluded between:

I.	Trade Union Organizations active in Polmos Bialystok S.A.:

1)	The Company Commission of the Independent Self-governing Trade Union “Solidarnosc” operating in Polmos Bialystok S.A., represented by Mr. Bogdan Filipczuk and Mr. Stefan Binkiewicz, pursuant to documents enclosed to this Package as Annex 1.

2)	The Independent Self-governing Trade Union “Lider” of Polmos Bialystok S.A. Employees represented by Mr. Jan Zalewski and Mr. Miroslaw Hryszko, pursuant to documents enclosed to this Package as Annex 2.

                and

II.	the following Investor:

Carey Agri International Poland Sp. z o.o., a limited liability company under the Polish law, with seat in Warsaw at ul. Bokserska 66a, entered in the National Court Register under the number 0000051098, represented by Mr. Evangelos Evangelou and Mrs. Elzbieta Kusnierek, pursuant to documents enclosed to this Package as Annex 3.

PREAMBLE

The Investor and the Trade Unions herein express their will to agree upon proper employment and social conditions to guarantee correct operation of the Company.

The Parties acknowledge that the Company operates in a highly competitive branch and that to ensure its proper growth the Investor and the Trade Unions express their will to undertake joint efforts to create conditions, under which the competitiveness of the Company may raise.

The Investor, being aware that the Trade Unions and the Company concluded numerous legally-binding agreements and that the Company, out of a custom, provided specific benefits to its Employees and the Trade Unions, shall aim at ensuring correct conditions of cooperation between the Trade Unions and the Company to guarantee their observance and realization.

The Social Guarantees Package contains obligations of the Parties related to the protection of the employee interests with regard to privatization of Polmos Bialystok S.A. . The Parties shall with due diligence make this Package a part of the privatization agreement.

By way of negotiations held on the basis of article 72 of the Civil Code, acting in good faith and sharing mutual trust pursuant to article 56 of the Civil Code in connection to articles 4, 7 and 21 of the Act on Trade unions as well as other provisions of the law, the Parties herein conclude this Social Guarantees Package and at the same time, under the currently binding law, conclude a collective agreement that defines the rights and obligations of the employees and the employer mentioned in article 9 § 1 of the Code of Labor, and the following is governed:

DEFINITIONS

a)	“Share Purchase Agreement” means the agreement under which the shares of Polmos Bialystok S.A. are sold, concluded on July 11, 2005 between the State Treasury, represented by the Minister of Treasury, and the Investor on the basis of a procedure initiated due to a public invitation for negotiations announced on December 16, 2004;

b)	“Investor” means Carey Agri International Poland Sp. z o.o. with seat in Warsaw and it legal successors;

c)	“Company” or “Employer” means Polmos Bialystok S.A. with seat in Bialystok and its legal successors;

d)	“Trade Unions” mean professional organizations listed in the Preamble, i.e. the Company Commission of the Independent Self-governing Trade Union “Solidarnosc” active in Polmos Bialystok S.A. and the Independent Self-governing Trade Union “Lider” of Polmos Bialystok S.A. Employees, which operate in the Company on the day of concluding the Social Guarantees Package;

e)	“Period of Guarantee” means a period, which the Employment Guarantee is valid for. The Employment Guarantee, described in detail in § 3, is understood as an obligation of the Investor to preserve employment of the Employees and a guarantee that the conditions of employment and pay are not terminated or changed unilaterally by the Investor;

f)	“Social Guarantees Package” or “Social Package” means this Social Guarantees Package for the Employees of Polmos Bialystok S.A.;

g)	“Organizational Unit” means an organizational unit of the Company, in particular its branch, facility, any organized part of the corporation, which may be distinguished in such a way that the Employees are transferred to it on the basis of article 23 of the Code of Labor;

h)	“Employees” means:

i.	persons that on the day of concluding this Social Guarantees Package are employed in the Company under the employment agreements for an unspecified term, if the employment agreements are not subject to the notice of termination or are not cancelled or expired before the day of the Purchase of Shares, and;

ii.	persons that on the day of concluding this Social Guarantees Package are employed in the Company under the employment agreements for an unspecified term, if the employment agreements are not subject to the notice of termination and are not cancelled or expired before the day of the Purchase of Shares, however, the Employment Guarantee as well as other provisions of this Package apply to persons employed under the employment agreements for a specified term only until termination of such agreements, pursuant to their provisions, but no longer than for a period of 6 months from the day of the Purchase of Shares;

iii.	Term “Employees” also includes Employees who on the day of concluding this Package are employed under the employment agreements for a specified term, which are changed to agreements for an unspecified term in the course of the period between conclusion and coming into force of the Social Guarantees Package. In such case these Employees shall be subject to the Social Guarantees Package similarly to the Employees hired for an unspecified term.

The term “Employees” does not include the members of the Management Board. The members of the Management Board have the right to obtain the Privatization Bonus (§ 4 clause 9) and the Incentive Bonus (§ 4 clause 10) and to that regard only the provisions of this Package apply to them.

A list of Employees conforming with the definition of “Employees” is enclosed as Annex 4.

i)	“Privatization Bonus” means a one-time financial benefit paid by the Investor in two installments to the Employees, mentioned in § 4 clause 9;

j)	“Company Collective Labor Agreement” means the Collective Labor Agreement of Polmos Bialystok S.A. Employees concluded for an unspecified term and entered in the Register of the Collective Labor Agreements on July 16, 2003 under the number CDXXVI together with supplement protocols that were effectively registered prior to conclusion of the Social Guarantees Package, with reservation of the expiry of the Supplement Protocol no. 3 of March 11, 2005, pursuant to clause IV.2 of this protocol, and the Supplement Protocol no. 4 of July 5, 2005;

k)	“Purchase of Shares” means purchase of Company shares by the Investor on the basis of the Share Purchase Agreement, pursuant to provisions of the Code of commercial companies and the Share Purchase Agreement;

l)	“Employment Guarantee” means the Employment Guarantee for Polmos Bialystok S.A. Employees mentioned in § 3 clause 1.

§ 1

INTRODUCTORY PROVISIONS

1.	Obligations of the Investor and the Company

Where this Social Guarantees Package refers to obligations or guarantees of the Investor or obligations of the Company, it means that the Investor, being the shareholder, shall use his entitlements when executing the rights in the Company shares to enforce the provisions of the Social Guarantees Package on behalf of the Company.

2.	Obligations of the Investor

The Parties agree that in the event of failure to perform the provisions of the Package by the Company, the concerned Employee or Trade Unions have the right to request that the obligations imposed by the Package are performed by the Company, and request the Investor as follows:

(i)	request the Investor (not the Company) to provide the benefit of the Privatization Bonus mentioned in § 4 clause 9, as well as the Incentive Bonus mentioned in § 4 clause 10;

(ii)	if the Company does not perform the obligation to pay the indemnity mentioned in § 3 clause 3 in relation to a breach of the Social Guarantees Package with regard to the Employment Guarantee, the concerned Employee may notify the Investor about such fact and request him to conclude the payment within a period of 30 days of the notification, after which the Investor is liable for the Company’s obligation shall the Company not perform it beforehand;

(iii)	the Company is liable for breach of other provisions of the Social Guarantees Package, however shall the Company not perform a legally valid verdict that requests payment of adjudged sum, the Investor may be requested to perform such verdict. In such case the Investor is obliged to pay the adjudged sum within 14 days of receiving the legally valid verdict. The payment made to the concerned Employee or the Trade union releases the Company from the related obligation.

3.	Execution of rights in shares to implement the Package

The Investor obliges to perform the provisions of this Social Guarantees Package by executing his right of vote resulting from the possessed shares in a manner that is effective and appropriate to the provisions and to impact the contents of resolutions of the General Assembly of Company Shareholders as well as to execute observance of the Social Guarantees Package by the Company.

4.	Legal Successors

If the legal form of the Investor becomes changed (i.e. transformation into another commercial partnership, merger), then all rights and obligations resulting from the Social Package shall remain in force and on behalf of the new entity.

5.	Sale of shares

Sale of shares by the Investor does not release him from the responsibilities under this agreement.

6.	Other entities under the Package

a)	The Investor obliges not to separate new entities (organizational units) from the Company in a manner that would cause the Employees to move to these entities on the basis of article 23 prim of the Code of Labor. As a consequence, the Employees shall remain to be employed by the Company, unless a specific Employee or a group thereof express prior consent for transfer on the basis of article 23 prim of the Code of Labor, issued at least 30 days prior to the transfer of the facility or its part to a new employer. In such event the Company shall ensure that the Employees may use the rights under this Social Package also with the new employer.

b)	On 30 days prior to the transfer of the Employees to a new employer, pursuant to point a) above, the Company shall enclose this Social Guarantees Package as an annex to the employment agreements of the transferred employees.

c)	The Employees may be transferred as above solely within the administrative municipal district of Bialystok, unless an Employee expresses his consent for another location.

§ 2

GUARANTEES REGARDING LEGAL ACTS

1.	The Investor undertakes, with reservation of clause 2, to guarantee that the Employer observes the following legal acts binding in the Company on the day of concluding the Social Guarantees Package:

a)	Company Collective Labor Agreement;

b)	Rules of Labor binding in the Company;

c)	Rules of the Company Social Benefits Fund;

d)	Other internal standardization acts, i.e. ZUE of December 12, 2004 and the Rules of the Mutual Assistance and Loan Fund at Polmos Bialystok S.A.

2.	Changes to the internal legal acts mentioned in clause 1 above shall be made by way of negotiations, which shall be held with the Trade Unions in good faith, and upon their consent. The Trade Unions oblige to incorporate latest regulations of the labor law to these negotiations.

3.	The Parties oblige to supplement the Company Collective Labor Agreement within 3 months of the Social Guarantees Package becoming effective in the following manner:

a)	provisions of the Social Guarantees Package, related to the Employment Guarantee and defined in Annex 5, shall be introduced to the Company Collective Labor Agreement by way of a supplement protocol; however, introduction of these provisions does not cause the sanction for breach of any of the Package provisions, which are transferred to the Company Collective Labor Agreement, to be doubled (in which event the entitlements towards the Investor shall be executed on the basis of rules defined in § 1 clause 2 points (ii) and (iii) of this Package),

b)	provisions defined in point a) above shall be present in the supplement protocol in a form of an obligation limited in time and expiring with expiry of the Social Guarantees Package, i.e. upon 120 months of the date of the Purchase of Shares.

c)	The Parties herein agree that during the term of the Social Guarantees Package neither of the parties of the Company Collective Labor Agreement may unilaterally terminate the said Agreement binding on the day of concluding this Package. The Company Collective Labor Agreement shall contain a provision that shall govern the notice of termination of the Agreement in such a manner that the period of notice shall vary and decrease in proportion to the number of months remaining from the moment of the notice until the expiry of the Social Package (i.e. if 60 months are remaining until expiry of the Social Package, the period of notice shall count 60 months from the issue of the notice), with reservation of the minimum period of notice governed by the currently binding Company Collective Labor Agreement (6 months).

§ 3

EMPLOYMENT GUARANTEE

1. Employment Guarantee

The Investor undertakes that the Company will maintain employment of each of the Employee, listed in Annex 4 to this Social Guarantees Package, under the conditions of employment and pay that shall be no worse than the hitherto conditions, without terminating the employment agreements for reasons not on behalf of the Employees, with regard to:

a)	Employees hired for an unspecified term – for a period of 120 months from the Purchase of the Shares, and

b)	Employees hired for a specified term – for a period from the Purchase of the Shares until expiry of their employment agreements, however no longer than for 6 months,

hereinafter referred to as “the Employment Guarantee”.

Within 7 days of the Purchase of Shares the Company shall present to the Investor and the Trade Unions a list of Employees, whose employment agreements were terminated, are within the period of termination or expired prior to the Purchase of Shares.

2. Extension of the Employment Guarantee to dependent companies

In case of reorganization of the Company by establishing its dependent companies or separating other commercial entities, the Investor and the Company shall ensure that the Employees of the Company, who are subject to the Employment Guarantee, maintain all entitlements resulting from that Guarantee unchanged, which shall be governed in their individual employment agreements concluded with the new dependent companies or separated commercial entities, and transfer of an Employee to such company requires consent of this Employee. To guarantee the above entitlements for the Employees, the Company shall guarantee implementation of such legal instruments that will enable the Employees to take advantage of this Social Guarantees Package, and in particular shall guarantee implementation of the instrument defined in § 1 clause 6 point

b) of the Social Package (i.e. enclosure of the Package as an annex to the employment agreement).

3. Indemnity for breach of the Employment Guarantee

a)	If an employment agreement is terminated in the course of the Period of Guarantee for reasons other than those listed in clause 4 below, then such breach of the Employment Guarantee shall result in an obligation to pay a one-time indemnity in the amount of the product of individual monthly wage (equivalent of wage for a vacation leave binding on the day of termination for a specific Employee) multiplied by the number of months remaining from the day of employment termination until the expiry of the Period of Guarantee. The indemnity for the breach of the Employment Guarantee must not be lower than the equivalent of twelve-months’ wage – calculated as for a vacation leave granted to the Employee on the moment of termination.

b)	The Employees are entitled to the above indemnity regardless of any other gratuities or benefits provided by the law and in particular the Act on specific conditions of terminating the employment agreement for reasons not related to employees, article 92 prim of the Code of Labor (retirement or pension gratuity) or article 93 of the Code of Labor (posthumous gratuity). The Parties underline that the transfer of an Employee to pension, retirement or posthumous benefits does not entitle to the said indemnity.

c)	The indemnity paid by the Company for breach of the Employment Guarantee shall not be considered when calculating raise of average wage in the Company. If a similar payment is done on the basis of an agreement, which is concluded between the Parties to terminate the employment agreement of an Employee, then such payment also must not be considered when calculating raise of average wage in the Company.

4. Exclusions from the Employment Guarantee

The Employment Guarantee does not include the following cases of termination of the employment agreement with an Employee who is protected under the Guarantee:

a)	an Employee acquires retirement rights,

b)	the employment agreement is terminated by mutual agreement,

c)	an Employee terminates the employment agreement with or without the notice, with reservation of clause 5 below,

d)	an Employee dissolves the employment agreement under the procedure of article 23 prim § 4 of the Code of Labor, under the condition that the Company guarantees to the Employee, who is transferred to another employer, the use of the rights set forth in the Social Guarantees Package, in particular the Employment Guarantee, for the new employing entity for the Period of Guarantee, with § 1 clause 6 of the Social Package retained,

e)	the employment agreement is terminated without prior notice on the basis of article 52 of the Code of Labor,

f)	the employment agreement is terminated without prior notice on the basis of article 53 of the Code of Labor, if it conforms to the binding provisions of law, with exclusion of cases, when the incapacity of the Employee to work is caused by an accident at work and the Employee is not at fault; in this case the Employer may terminate the employment agreement no earlier than on one year of the accident,

g)	the employment agreement is terminated due to rights to pension for incapacity to work acquired by the Employee,

h)	the employment agreement is terminated due to failure of the Employee to accept the notice of change of location, if the Employee was offered employment that complied with Employee’s qualifications and maintained at least equal wage, with reservation that upon the notice of change work would be performed within the administrative municipal district of Bialystok,

i)	situation described in clause 6 below.

5. Termination on the basis of article 55 § 1 prim of the Code of Labor

The Parties agree that if an Employee terminates the employment agreement on the basis of article 55 § 1 prim of the Code of Labor, the Employee shall be entitled to indemnity related to breach of the Employment Guarantee provided that there occur the indications mentioned in article 55 § 1 prim of the Code of Labor, which the Employee notified the Company about in writing and indicated a time limit for the Company to discontinue the gross violation of the fundamental obligations towards the Employee, and the time limit is not observed and the repetitive and gross violation of obligations towards the Employee continues. This provision does not violate the right of the Employee to immediately terminate the employment agreement on the basis of article 55 § 1 prim without the need to fulfill the above procedure. However, in this case the Employee is not entitled to indemnity due to breach of the Employment Guarantee.

6. Termination in case of acquired pre-retirement benefits

It is allowed for the Employer to terminate the employment agreement for reasons related to the facility and defined in the Act of April 20, 2004 on promotion of employment and employment institutions, in cases where the Employee meets the conditions allowing him the pre-retirement benefits, defined in appropriate laws, and agrees in writing to accept a related notice of termination of employment. In such event the Company undertakes to pay an indemnity to the Employee, which shall be calculated as a product of number of months remaining to acquire the retirement benefits multiplied by the difference between the average basic wage in the Company (defined in the Company Collective Labor Agreement for jubilee awards) and the sum of the pre-retirement benefit for the period, when it is received. If the Company does not agree to such indemnity, the Employee is entitled to the indemnity governed in § 3 clause 3 of the Social Guarantees Package (i.e. due to breach of the Employment Guarantee).

7. Extension of the Employment Guarantee to persons on leave

The Employment Guarantee shall also include the Employees who are on maternity and post-maternity leaves, unpaid leaves and serving the compulsory or temporary military service, if they return to work in the Company in accordance with the binding provisions of law. However, in such case the Employment Guarantee shall be valid from the day of return to work until the end of the Period of Guarantee.

8. Priority of employment

The Investor undertakes to preserve the customs related to the priority of employment that are currently used in the Company, which the Investor is notified about.

9. Indemnity for breach of the Employment Guarantee

a)	The indemnity mentioned in clause 3 of the Package shall be paid no later than on the last day of employment (if termination is connected with the notice of termination). In other instances the indemnity is required within 14 days of termination of the employment agreement.

b)	The Parties uniformly agree that the entitlements under the Employment Guarantee govern a one-time payment of the indemnity, defined in § 3 clause 3 of the Package, for breach of the Employment Guarantee, with reservation that if an Employee, who received the indemnity, brings an action to return to work in the Company and a court accepts the action as justified and legally valid, upon return to work the Employee is deprived of the right to the indemnity under the Social Guarantees Package due to breach of the Employment Guarantee for that Employee. In such case the Employee shall be entitled to other remaining provisions of the Social Guarantees Package.

10. Ban on changes to the employment agreement

The Employer shall not change the employment agreement concluded for an unspecified term to the employment agreement for a specified term.

11. Special protection for Employees in pre-retirement period

The Employer may not terminate the employment agreement of an Employee, who has no more than 4 years remaining until the retirement age, if the period of employment entitles the Employee to the retire at that age. However, if on the day of signing this Social Package an Employee has been uninterruptedly working in the Company for 10 years, then the pre-retirement protection shall be valid for up to six years provided that on the day of expiry of the Employment Guarantee, mentioned in § 3 clause 1 of the Package, the Employee lacks 6 years to reach the retirement age.

§ 4

GUARANTEES ON PAY

1. Pay obligations under the Company Collective Labor Agreement

a)	The Employees are entitled to wages for their work as well as other benefits related to the employment agreement as defined in this chapter and in the generally binding regulations.

b)	Wages of the Employees of the Company are based on time worked and bonuses.

c)	The Employees of the Company who are employed for a specified or unspecified term are entitled to a bonus in the amount and based on rules defined in the rules of awarding bonuses, which are enclosed as annex 1 to the Company Collective Labor Agreement.

d)	When assigning duties, an Employee is classified under a category in accordance with the qualifications scale, which is enclosed to the Company Collective Labor Agreement, and is classified with a current table of wages that is uniform for physical laborers and other employees.

e)	For a period of one year, newly hired employees may be classified under categories that are lower than those in the qualifications scale for the specific job position.

f)	If an Employee hired on a position does not meet the requirements of the qualifications scale, then it is allowed to classify such Employee under the relevant category provided that his knowledge, experience and competences guarantee proper performance of duties on that position.

Qualifications of an Employee that are higher than those in the qualifications scale corresponding to a specific position does not result in classification to a higher category.

An Employee may move to a higher category by way of promotion to a higher position or in case of significant changes to requirements for a specific position that are related to organizational, technological or legal changes.

g)	If the Company hires a new Employee for a new position, which is not present in the qualification scale, the Management Board of the Company shall provide this position with an appropriate classification category that shall conform with the requirements of the qualifications scale.

h)	The Employees hired as physical laborers or other employees shall receive a base lump-sum wage defined as a monthly pay.

The qualifications scale and the extended table of wages shall be the basis for awarding specific monthly pay for the said Employees.

The table of wages of the base lump-sum wage is enclosed to the Company Collective Labor Agreement as annex 4.

The remaining components of wage, bonuses and awards are governed by the Company Collective Labor Agreement.

i)	If an Employee is requested to perform duties other than those defined in his employment agreement, pursuant to article 42 point 4 of the Code of Labor, the Employee is entitled to wage for such work that shall be no lower than the wage defined in his employment agreement.

j)	An Employee working part-time is entitled to the base wage and other components of wage in proportion to the amount of time spent in work and defined in his employment agreement.

k)	Wages shall be paid to the personal accounts of the Employees.

Confirmation of pay for an Employee shall be the slip from the payroll.

The Employees hired for a specified term may receive wages personally in cash at the banking facility on the territory of the Company.

l)	The Employees hired in the Company for a specified term shall receive wages with reservation of point e) above, pursuant to the qualifications scale and the table of employment categories enclosed to the Company Collective Labor Agreement.

2. Components of wage

a)	The Employees of the Company are entitled to the following components of wage, bonuses and supplements:

•	base wage pursuant to rules defined in point 1 above,

•	bonus pursuant to the rules of awarding bonuses,

•	bonus for nightshift,

•	wage for downtime,

•	additional wage for overtime,

•	components of wage governed by the laws on labor, separate regulations and regulations on social insurance,

•	jubilee awards,

•	retirement and pension gratuities,

•	awards from the Management Board Prize Fund,

•	awards for profits.

b)	Each hour of nightshift entitles an Employee to an additional wage in the amount of 25% of hourly pay calculated as 250% of the minimum wage.

c)	If an Employee is ready to work, but encounters obstacles on behalf of the Employer, then the Employee is entitled to a wage for the duration of the downtime appropriate to his individual classification and monthly pay.

If the downtime is caused by the Employee, the wage is not granted. Depravation of wage for reasons mentioned in this point must be justified in writing.

During the downtime the Employer may assign different duties to the Employee, for which the Employee is entitled to a wage no lower than the wage resulting from individual classification of the Employee.

d)	The Employees who perform overtime work are entitled to wages defined in the Code of Labor. The Employer may allow leisure time for the overtime upon such request from an Employee – in proportion of one leisure hour to one overtime hour- or upon Employer’s own initiative – in proportion of one and a half leisure hour to one overtime hour.

The Management Board of the Company and the managers of organizational units shall perform overtime work as needed without the right to additional wages. With exception of the Management Board, the above-mentioned Employees are entitled to additional wages for overtime work performed upon request of a supervisor as follows:

•	on Sundays and holidays as well as on days that are free due to a five-day long working week,

•	beyond usual working hours, if the requested work is not within the scope of duties of an Employee.

e) Apart from the components of wage defined above, the Employees are also entitled to the following wage components: wages for periods of leave, wages and benefits for periods of sickness and other benefits from social insurances as well as wages defined in separate regulations.

3. Jubilee awards

a)	The Employees are entitled to jubilee awards defined in the Company Collective Labor Agreement in the following amounts:

•	150% after 15 years of employment,

•	200% after 20 years of employment,

•	300% after 25 years of employment,

•	400% after 30 years of employment,

•	500% after 35 years of employment,

•	600% after 40 years of employment,

•	700% after 45 years of employment,

•	800% after 50 years of employment.

b)	The awards defined above may be granted for the first time solely upon 5 years of employment for the Employer, regardless of the period of employment with other employers.

c)	The following shall be included to evaluate eligibility for the jubilee award:

•	all periods of previous employment with exclusion of those terminated without prior notice due to faults on behalf of the Employee,

•	periods of compulsory or temporary military service provided the Employee was later hired in accordance with the time allowed by the law,

•	other periods defined in the ordinance of the Ministry of Labor and Social Policy of December 23, 1989 (Monitor Polski official gazette no. 89.44.358).

d)	The right to a jubilee award is acquired on the day of expiry of a documented period that entitles to the award.

e)	The value of the award depends on the date, on which the right to the award is acquired, not on the day of payment.

f)	The Employees hired part-time are entitled to the jubilee award in proportion to the duration of work defined in the employment agreement.

g)	The Employees, who acquire the right to the jubilee award during a post-maternity leave, shall receive the award after the leave and in the amount appropriate to the gross wage defined on the first day of employment.

h)	The Employees, who acquire rights to two or more awards in the Company, are paid only the highest of the awards.

i)	The Employees, who acquire the right to an award and within next 12 months acquire another right to a higher award, shall be paid the lower award when the related right is acquired and shall be paid the difference between the higher and the lower award when the right to the higher award is acquired.

j)	If during 12 months after termination of the employment agreement an Employee should acquire the right to a jubilee award, then the Company shall pay such award on the day of termination of the agreement.

k)	The Employees, who retire, transfer to pension for incapacity to work due to accident at work or pension for incapacity to work for other reasons, or to a permanent pre-retirement benefit, are paid the jubilee award, if there are no more than 12 months from the date of termination of the employment agreement to the date of acquiring the right to the award.

l)	The following shall be the basis for calculation of the jubilee awards:

•	for work in Polmos Bialystok S.A., wage is counted as for a vacation leave without other additional benefits,

•	for work outside Polmos Bialystok S.A. with previous employers – average base wage in the Company (without additional benefits, valorized upon each raise of the base wage).

If the average base wage in the Company (which is the basis of the award) is higher for the entitled Employee than his base wage, then the base wage- resulting from the employment- shall be the basis for calculating the award for periods of employment outside the Company.

To calculate the jubilee award, the share of the period of employment with the Employer and periods of employment with other employers shall be defined with respect to the overall period of employment. The shares of periods of employment shall be used to calculate the percent proportion of the jubilee award corresponding to the period of employment with the Employer and other employers.

m)	If the documents presented by an Employee to confirm his right to a jubilee award are questionable, evaluation of their reliability and the decision to grant the award is subject to the Employer.

n)	An Employee, whose employment agreement becomes terminated during the Employment Guarantee due to causes not on behalf of the Employee, shall be paid the jubilee award under the Company Collective Labor Agreement, if there are no more than 12 months from the date of termination of the employment agreement to the date of acquiring the right to the award.

4. Retirement and pension gratuities

a)	The Employees are entitled to a one-time gratuity in connection to retirement, transfer onto a pension for incapacity to work or to a permanent pre-retirement benefit in the following amounts:

•	100% of one-months’ wage for employment up to 15 years,

•	150% after 15 years of employment,

•	200% after 20 years of employment,

•	300% after 25 years of employment,

•	400% after 30 years of employment,

•	500% after 35 years of employment,

•	600% after 40 years of employment,

•	700% after 45 years of employment,

•	800% after 50 years of employment.

b)	The periods that entitle to gratuities are governed by similar rules as the jubilee awards.

c)	The Employees hired part-time are entitled to gratuities in proportion to the duration of work defined in their employment agreement.

d)	The value of the gratuities for Employees, who retire, transfer onto pensions for incapacity to work or to permanent pre-retirement benefits, are governed by similar rules as the jubilee awards.

e)	This type of wage must not be lower than one-months’ wage of a concerned Employee.

f)	An Employee, who received a gratuity, may not acquire another right to this gratuity.

5. The Management Board Prize Fund

The Management Board may create, within the means possessed for Employee wages, a prize fund in the maximum amount of 0.3% of the planned employee wage fund. The fund shall be devoted to award prizes to the Employees of the Company for performance of additional, urgent, important and special tasks.

6. Awards for profit

The Employees are entitled to awards for generated profit that is at the disposal of the Company upon its approval by the General Assembly of Shareholders. The rules of awarding are defined in the rules of awarding benefits enclosed as annex 2 to the Company Collective Labor Agreement.

7. Raise of 2005 wage

a)	The Company undertakes to raise the individual monthly base wage of each Employee by 4.5% beginning on July 1, 2005. If the raise is not effective with wage for July, then the Investor shall ensure that it is paid in full with the next or the soonest wage after the Purchase of the Shares as though it was paid on July 1, 2005 (and that sum is due to the specific Employee no sooner than on the moment, when the Company officially commits the raise, and no interest may be claimed for payment done later than with the wage for July 2005).

b)	The Investor, being the shareholder of the Company, shall ensure that point 1 of the Agreement of February 28, 2005 concluded between the Management Board and the Trade

Unions is executed. In particular, if the raise in wage mentioned above in point a) does not reach the index mentioned in point 1 of the Agreement of February 28, 2005, then the Investor shall cause the index to be reached.

8. Other raises of wage

a)	The Company undertakes to maintain raises of wage in the future during the term of the Employment Guarantee under the binding system of negotiations (article 4 of the Act of December 16, 1994 on the negotiation system as regards raises of average wages at entrepreneurs establishments and on amendment of certain acts). Under this system, beginning on March 1 of each year, the average wage in the Company shall be raised at least by the value resulting form the goods and services inflation index published by the Main Statistical Office for a previous calendar year. The Parties may negotiate a higher raise of the monthly wage. The Parties agree that, in order to calculate the basis for the said raise of the average monthly wage for a specific year beginning on 2005, the following income accounted for in a previous year shall not be considered: (i) wages (all components resulting from generally binding regulations, the Company Collective Labor Agreement, the Social Package, including any gratuities) for persons, who retired in the previous year, and neither the wage or the person itself shall be considered when calculating the total number of employees, (ii) wages paid to the members of the Management Board, (iii) paid jubilee awards, (iv) paid damages for breach of the Social Guarantees Package.

The Parties confirm that the raise of the average wage mentioned above replaced the index mentioned in article 4 of the Act of December 16, 1994 on the negotiation system as regards raises of average wages at entrepreneurs establishments and on amendment of certain acts (two types of raise shall not be performed: one resulting from the Social Guarantees Package, the other under article 4 of the Act of

December 16, 1994 on the negotiation system as regards raises of average wages at entrepreneurs establishments and on amendment of certain acts; instead, the one described above shall replace them). The average individual wage of the Employee does not include paid Privatization Bonus, which shall not be considered in calculation of the basis for raise of the average wage.

b)	The Management Board of the Company performs reclassification and promotion of Employees within the possessed means.

c)	The Management Board may raise the base wage as a result of the following:

•	change of a job position,

•	significant change to the scope of duties for a job position due to raise in this scope,

•	significant improvement in professional qualifications of an Employee, by initiative or consent of the Employer,

•	due to assessment of Employee’s work,

•	by way of raising the wages.

d)	Dates and sums of raised wages shall be defined by the Company in agreement with the Trade Unions.

e)	The sum of the raise shall be the product of the average raise per one Employee defined by the Management Board and the number of Employees subject to that raise.

f)	Sums for specific departments shall be defined on the basis of indexes from the remuneration scale.

g)	Individual raise of wage, within means allotted to specific departments, are performed by the direct supervisor on the basis of assessment of Employee’s work.

h)	The Management Board defines the wage rise for managers of the organizational units and independent Employees.

i)	If a job position is changed due to restructurization, the Employee is entitled to a compensation for potential decrease in his wage up to the level from the previous job position. This compensation is valid during whole term of the Employment Guarantee.

9. Privatization Bonus

a)	The Investor undertakes to pay the Privatization Bonus on the basis of the below rules. The Privatization Bonus may be granted to the Employees as well as persons employed on the day of concluding the Package as the members of the Management Board (for the purpose of this clause no. 9, all persons described above are referred to collectively as the Employees). The Privatization Bonus shall be equal for each Employee regardless of his job position. The Privatization Bonus in gross value shall be paid after performing all deductions governed by the law, in two installments: first paid within 30 days from the Purchase of the Shares, second paid within 1 year from the Purchase of the Shares. For each Employee the first installment shall be equal to six average monthly wages gross valid in the Company on the day of concluding the Social Guarantees Package. The second installment shall be equal to four average monthly wages gross valid in the Company on the day of concluding the Social Guarantees Package.

b)	The Privatization Bonus may be granted to persons, who on the day of concluding the Package are the Employees of the Company hired for an unspecified term or for a specified term provided that on the day of signing the Package they have been working in the Company uninterruptedly for more than twelve months.

10. Incentive Bonus

a)	The Investor undertakes to pay the Incentive Bonus from Investor’s means on the basis of the below rules. The Incentive Bonus may be granted to the Employees as well as persons employed on the day of concluding the Package as the members of the Management Board (for the purpose of this clause no. 10, all persons described above are referred to collectively as the Employees). The Incentive Bonus shall be equal for each Employee regardless of his job position. The Incentive Bonus in gross value shall be paid after performing all deductions governed by the law, within sixty days from the Purchase of the Shares. The total sum allotted by the Investor to the Incentive Bonus shall be PLN 800,000 (eight hundred thousand) gross and shall be distributed equally to all entitled Employees.

b)	The Incentive Bonus may be granted to persons, who on the day of concluding the Package are the Employees of the Company are hired for an unspecified term or for a specified term provided that on the day of signing the Package they have been working in the Company uninterruptedly for more than twelve months.

§ 5

SOCIAL GUARANTEES

1. Company Social Benefits Fund

The Investor undertakes to maintain the present Company Social Benefits Fund, pursuant to regulations binding on the day of concluding the Social Package.

2. Subsidies for the Social Benefits Fund

The Investor undertakes to maintain the subsidies for the Company Social Benefits Fund on the basis of rules binding on the day of concluding the Social Package.

3. Accident aid

The Investor guarantees to maintain Employee insurances on at least equivalent level as on the day of concluding the Social Package.

If an Employee dies in the course of his employment or a benefit granted for incapacity to work due to sickness, then the family of the Employee shall be paid a posthumous gratuity according to rules defined in the Code of Labor, regardless of any benefits resulting from Employee’s insurance policies.

The posthumous gratuity shall be paid to the family regardless of any funeral-related gratuities from the social insurance.

4. Mutual Assistance and Loan Fund

The Mutual Assistance and Loan Fund shall be maintained under the same rules as those of the day of concluding the Social Package.

The Company shall provide previous facilities and technology to enable operation of the Mutual Assistance and Loan Fund within its statutory activity, on the territory of the Company.

5. Periodical examinations

Periodical examinations shall be maintained under the same rules as those of the day of concluding the Social Package.

6. Employee Retirement Program

The Employees may enter the Employee Retirement Program, which is financed by the Company. The rules of additional retirement-related benefits were defined in the Company Retirement Agreement of December 20, 2004 concluded by the Company and the Trade Unions. Changes to this agreement may be made only, if the resulting conditions for the Employees under the Employee Retirement Program are no worse than the conditions prior to the changes.

7. Other social guarantees

a)	The Company shall finance monthly tickets (transportation outside the administrative border of the city) up to the value of 60% of a ticket price for the Employees commuting from outside the city.

b)	The Company shall maintain the Employee canteen and buffet as previously.

c)	The Company shall provide free-of-charge parking spaces for the Employees on the facility’s parking lot.

§ 6

WORK HEALTH AND SAFETY

1. Work Health and Safety Policy

The Company undertakes to design, implement and observe a policy that would aim at improving safety and conditions of work. The key objective shall be to eliminate or, if not possible, to minimize the risk of accidents at work and occupational diseases.

a)	The Employer is obliged to guarantee to the Employees safe and hygienic conditions of work and protection against threats for health and life resulting from conditions of performed work, as well as provide fire protection in the facility.

b)	Detailed rules related to the said conditions of work and compliance with provisions on work health and safety as well as protection of life and health of the Employees, including the fire protection, are published in special regulations, the Rules of Labor and other internal acts.

2. Improvement of Work Health and Safety

The Company in cooperation with the Trade Unions and the Social Labor Inspector undertake, if required in specific case, to act towards improvement in the level of work health and safety, protection of Employee health and regular improvement of conditions of work, by using appropriate means and methods available on the market.

3. Work Health and Safety equipment

a)	According to general regulations and those binding in the Company, the Employees are entitled to the following:

•	means of individual protection,

•	protective and work outfit (Employee provides laundry services),

•	preventive meals (gratuitous in full or part),

•	cool and warm beverages (water, coffee, tea and milk),

•	means of personal hygiene (towels, soap, etc.),

in quantities proportionate to the binding specification tables.

Uniforms and equipment of the internal security service are governed by separate regulations. The Employee refunds the costs of laundry.

b)	If hiring women to work, the Employee shall ensure appropriate conditions that comply with separate regulations on protection of women at work. The list of works, where women are not allowed, is contained in the rules of labor. Maternity and pregnancy-related protection of women is governed by the Code of Labor and the Rules of Labor.

4. Current Company Collective Labor Agreement

Regardless of the above provisions, the Investor shall maintain the provisions of the Company Collective Labor Agreement that are valid on the day of concluding the Social Package.

§ 7

EDUCATION and RETRAINING

1. Training objectives

The following are the objectives, for which the Company shall carry out training:

a)	improve qualifications of the Employees considering needs of the Company,

b)	create reserve of professional competences of Employee necessary to realize objectives of the Company,

c)	improve effectiveness of work,

d)	acquire skills enabling improvement of competitiveness and organization of the Company.

2. Employee retraining

If due to organizational, technical or technological changes in the Company, including changes aimed at improving the natural environment, there occurs a need to liquidate or restructure a job position and the related Employee is proposed a new or modified position, but the Employee is not qualified to it, then the Company shall enable the Employee to retrain or learn to work under the new conditions. In case of a need to fill new positions in the Company, the already working Employees shall be considered as a priority to fill these positions, while the costs of retraining shall be covered by the Company, if such employment and retraining of a specific Employee suggests proper execution of duties of the position by the Employee and is justified with economic reasons.

3. Costs of retraining and learning

The costs of retraining and learning to a position are covered by the Company.

4. Period of retraining and learning

Retraining and learning to a job position may not last longer than needed to retrain an Employee. In cases justified by the training program, this period may be extended upon consent of the Company.

5. Training schedule

Retraining and learning to a job position, if possible, should be organized beyond the time of regular work. If training takes place during work, the Employee is entitled to wage on the basis of rules binding in the Company.

6. Decision on retraining

Within justified scope, the Company shall enable the Employees to improve their education and shall redirect to training, if an Employee expresses his will to raise the professional qualifications or it is necessary to retrain an Employee due to change of job position in the Company.

7. Continued training

The Company, by the obligation to subsidy higher education, shall enable the Employees to continue and finish their learning. The Company shall cover costs of language courses for Employees at least as previously.

8. Cost refund

If the Company redirects an Employee to graduate or postgraduate studies or redirects to other training within 3 years from conclusion or during these studies or training and if the Employee terminated the employment agreement or is dismissed on disciplinary grounds, then the Employee is obliged to return the related costs borne by the Company.

§ 8

TRADE UNIONS

1. Freedoms of the Trade Unions

The Trade Unions that operate in the Company are guaranteed the freedom of operation within the scope provided in the Act of May 23, 1991 on trade unions, other regulations of general law on labor and the provisions of the Company Collective Labor Agreement as well as this Social Guarantees Package, and the Investor shall ensure observance of these regulations by the Company.

2. Freedom of assembly of statutory bodies

a)	The Company shall ensure the freedom of assembly of the statutory bodies of the Trade Unions during the working hours, rights to remuneration retained, in the quantity no less than twelve meetings per each year under the Package for each body of each Trade Union, with reservation that such meetings must not take place in December.

b)	The Parties agree for the right of the Trade Unions to organize monthly meetings of the Trade Unions members on the territory of the Company, up to 3 hours of duration, within the working hours, with the right to remuneration retained for the participants, under the condition that the Company is notified about the date and place of such meeting three days prior, with reservation that such meetings must not take place in December.

c)	The Parties agree that each of the Trade Unions have the right to training in the amount and under the scope defined annually, maximum of 3 days of training five times per year for a group of 5 persons from each Trade Union (maximum of 10 persons per training). The costs of training shall be covered by the Company, however these costs must first agreed upon. The costs shall be returned on the basis of previously binding rules, in particular the mileage-related costs shall be refunded for commuting to training, costs of first class rail tickets and costs of accommodation in 3-star hotels.

d)	The Parties agree to the right of the Trade Unions to organize assemblies and elections to the statutory bodies within the working hours, with the right to remuneration retained for the participants.

e)	The Investor shall ensure the above rights with trust for the Trade Unions that the rights will be used in accordance with their purposes and not to the detriment of the Company. In particular the Trade Unions should underline that the meeting do not collide with performance of urgent duties for the Company.

3. Property performance for the Trade Unions

a)	The Trade Unions shall be guaranteed with the right to gratuitous access to technical devices in possession of the Company as needed for the unions to operate, pursuant to procedures and customs at the Company, in particular the Company shall provide the following: personal computer with printer, one telephone line, one daily and one weekly register, right to gratuitous telephone and fax connections. Maximum value of property performances for each Trade Union for each month shall not exceed Pln 1,000.

b)	The Parties agree that the Company shall cover the costs of business travel and allowances of the Trade Union members due for travel related to the operation of the unions, and in particular shall cover for participation in conferences, workshops, conventions and elections of national authorities, on the basis of rules at least equivalent to the rules binding in the Company on the day of concluding the Social Guarantees Package.

4. Implementation of the Social Guarantees Package

The Trade Unions have the right to contact the Investor regarding issues related to implementation of the Social Guarantees Package. Upon request of the Trade Unions, the Investor shall join talks held between the Trade Unions and the Company within 7 days of receiving such request, provided the need to further explain those provisions of the Social Guarantees Package, which were not agreed upon with the Company during previous efforts or for other controversial issues related to the Package.

5. Subsidies for the Trade Unions

The Company shall subsidize operation of the Trade Unions up to the sum of Pln 30,000 (thirty thousand) annually for both Trade Unions, beginning on the year of concluding the Social Guarantees Package. The subsidy shall be paid no later than until March 31 of each calendar year with exception of 2005, then the subsidy shall be paid within 14 days of the day, when the Social Guarantees Package comes into force, in proportion to the number of Trade Union members on that day (total number of all Trade Union members on that day is 100%). Beginning on 2006, the subsidy shall be divided between the two Trade Unions according to the proportion of members on the last day of February of a year, whereas the total number of all Trade Union members on that day is 100%.

6. Trade Unions and retraining

The Trade Union shall support the Company in retraining of the Employees according to the needs of the Company. The Management Board shall notify the Trade Unions about training plans and the group of Employees to be trained. Opinion of the Trade Unions shall be obtained in order to retrain any Employees, unless an Employee expresses his own consent to be retrained.

7. Disclosure of information on the Company

a)	Management Board representatives shall meet with the Trade Unions at least quarterly with regard to implementation of the Social Guarantees Package. Such meeting may be more frequent, if a need arises, upon request of either the Trade Unions or the Company.

b)	This point related to obligations on disclosure of information shall start binding, if the Company ceases to be a public company with information disclosure procedures governed by the law. Each party may request the following documents within 7 days of a meeting devoted to explanation of the economic policy of the Company, during which the following documents are presented by the Company:

a)	F01, F02, annual balance and profit and loss account, internal standardization acts of the Company,

b)	Information on average gross wage in the Company,

c)	Information on organizational and restructurization plans,

d)	Information regarding employment levels in the Company at the end of each quarter with specification for all organizational units,

e)	Other information, which may be disclosed to the Trade Unions with reservations set forth in the law.

c)	Regardless of all other provisions, performance of the above shall comply with all relevant regulations, in particular regulations on protection of trade secrets and public trading in securities.

8. Additional protection for Trade Union negotiators of the Package

a)	The Parties agree to an additional protection for stability of employment of those Employees, who undertook the effort to negotiate this Social Guarantees Package under the work of the Trade Union Negotiation Team, who are listed at the end of this Package.

b)	Special protection for the Employee members of the Trade Union Negotiation Team is an obligation to pay indemnity for breach of the Employment Guarantee defined in § 3.3 of the Social Package in the amount increased by 12 wages of particular Negotiation Team member counted as an equivalent of wage for a vacation leave.

§ 9

OBLIGATIONS OF THE TRADE UNIONS

1. Implementation of the Social Guarantees Package

The Trade Unions undertake to act to the benefit of the provisions of the Social Guarantees Package as well as the Company and its Employees.

2. Discipline and order

The Trade Unions undertake to cooperate in creation of due climate enabling observance of work discipline and order and improvement of professional qualifications of the Employees.

3. Preservation of public peace

The Trade Unions undertake to prevent escalation of Employee requests in the course of the term of the Social Guarantees Package and shall show due diligence to ensure public peace, if the Investor and the Company perform the provisions of the Social Guarantees Package and comply with norms of labor.

4. Cooperation with the Company

The Trade Unions are aware that on the highly competitive market all actions of the Company must aim at production standards under the European requirements, provide decent conditions of work and pay, respect the rights of the Employees and Trade Unions, as well as improve quality and efficiency through appropriate rationalization of operation and motivation of Employees in order to meet the demand of the market. To that regard the Trade Unions acknowledge the need and agree to actively cooperate with the Management Board, within the law, in operation aiming at the above objectives and mutual respect. The Company shall ask for opinion of the Trade Unions in relation to termination of the employment agreements, significant employment issues, changes to work-time system and reorganization of the Company.

§ 10

EMPLOYEE ACTIONS

1. Repurchase of shares from the Employees

a)	If the Company is withdrawn from public circulation, provided the person (“the Entitled Person”) who acquired the shares of the company as described in articles 36-38b of the Act of August 30, 1996 on commercialization and privatization (“the Act”) places such request within 6 months of expiry of the ban to sell the shares, mentioned in article 38 clause 3 of the Act, then the Investor undertakes to repurchase, independently or with mediation of another entity, the shares of the Company, which were assigned to every Entitled Person (“Repurchase”), for the highest of the following prices:

(i)	price paid by the Investor in the final subscription for the Company shares before their withdrawal from public circulation,

(ii)	price paid by the Investor in any stock exchange transaction (with exclusion of transaction within the Investor’s capital group) conducted within 3 months before withdrawal from public circulation.

Sale of the shares by the Repurchase and related payment shall be done within 3 months from the day of request issued by the Entitled Person.

b)	The above right is given to the Entitled Persons individually and must not be assigned to other persons or entities or disposed of or charged in any other way by the Entitled Persons.

c)	The Repurchase includes solely the shares that were acquired as described in point a) above and does not include shares acquired by the Entitled Persons in any other manner, in particular through stock exchange.

d)	This provision is to guarantee that the Entitled Persons may sell the shares of the Companies owned by them in the event of withdrawal of the Company from public circulation in connection to the legal ban on the Employees to sell the shares before. This provision is not a declaration of the Investor that would indicate any plans to withdraw the Company from public trade and must not be perceived in that way.

2. Availability of Shares

The Company shall support in term of organization and technology the procedure of providing the shares to those entitled to acquire them gratuitously.

3. Employee representation in the Supervisory Board

The Act of August 30, 1996 on commercialization and privatization shall be applied with regard to representation of the Employees in the Supervisory Board of the Company.

§ 11

FINAL PROVISIONS

1. Language of the Company

Polish shall be the binding language in the Company.

2. Changes to the Social Guarantees Package

Any and all changes to the Social Guarantees Package shall be invalid unless made in writing.

3. Term of the Social Guarantees Package

a)	This Social Guarantees Package is concluded for the term of 10 years counted from the day it becomes effective (term of the Social Package and the Period of Guarantee are equal, i.e. 10 years or 120 months).

b)	The Social Guarantees Package may not be terminated by either of the Parties unilaterally prior to its expiry.

c)	The Parties establish a ban for the duration of the term on unilateral termination of the Company Collective Labor Agreement, which binds on the day of concluding the Social Guarantees Package, by either of the Parties of the said Agreement.

4. Claims

a)	If the provisions of this Social Guarantees Package are infringed, both the Investor and the Trade Unions reserve the right to undertake actions aimed at execution of the provisions in accordance with the binding law.

b)	With regard to individual cases of the Employees related to a breach of their entitlements under the Social Guarantees Package, the concerned Employee may direct his claim to perform his entitlements to the Company, or, if the Company does not respond in accordance with the Social Package, the Employee has a right to request the Investor to react upon non-fulfillment of all deadlines by the Company, pursuant to § 1 clause 1 and 2 of the Social Guarantees Package.

5. Disputes

a)	All disputes related to the concluded Social Guarantees Package shall be settled by the court competent for the city of Bialystok. However, in the event of a dispute the Parties undertake to negotiate the issue first.

b)	Upon consent of the Parties, the Company may also participate in the negotiations mentioned in point a) above.

c)	With regard to individual claims of the Employees related to implementation of the Social Guarantees Package, in particular in relation to failure to pay the indemnity for breach of the Employment Guarantee, the Parties agree that the decision to immediately apply a court proceeding, as in clause 5 point a) above, or use the option mentioned in the same point, depends on the concerned Employee.

6. Contractual fines for the Company

a)	The Company shall pay within 14 days and to the account of the Company Social Benefits Fund a contractual fine of Pln 5,000 (five thousand) for breach of the following provisions of the Social Guarantee Package:

•	obligation to bind the dependent companies (if established) with the Social Guarantees Package,

•	obligation to comply with the legal acts mentioned in § 2 claue 1, under the condition that the Company or the Investor does not perform their respective obligations under the Social Guarantees Package within 14 days of a written request to perform the provisions of the Social Guarantees Package issued by either of the Trade Unions,

•	obligation to supplement the Company Collective Labor Agreement in accordance with § 2 clause 3;

•	the Employment Guarantee defined in § 3 infringed by failure to timely pay the indemnity for breach of the Employment Guarantee;

•	obligation to seek the opinion of the Trade Unions as governed by the Social Guarantees Package,

•	obligations to subsidize the Company Social Benefits Fund, pay accident aid and provide spaces and technology to the Mutual Assistance and Loan Fund, in case of failure to perform respective obligations under the Social Guarantees Package within 14 days of a written request to perform the provisions of the Social Guarantees Package issued by either of the Trade Unions,

•	obligations towards the Trade Unions defined in § 8 clause 2, under the condition that the Company or the Investor does not perform their respective obligations under the Social Guarantees Package within 14 days of a written request to perform the provisions of the Social Guarantees Package issued by either of the Trade Unions.

b)	Payment of any of the above contractual fines does not release the Company or the Investor, whichever applicable, from payment of the indemnity for breach of the Employment Guarantee defined in § 3 clause 3 or performance of any other provisions of the Social Guarantees Package.

7. Contractual fines for the Investor

The Investor shall pay within 14 days and to the account of the Company Social Benefits Fund a contractual fine of Pln 5,000 (five thousand), under the condition that the Company or the Investor does not perform their respective obligations under the Social Guarantees Package within 14 days of a written request to perform the provisions of the Social Guarantees Package issued by either of the Trade Unions. Payment of the contractual fine does not release the obligation of payment mentioned in § 4 clause 9.

8. Relations after expiry of the Social Guarantees Package

The Parties state in agreement that on 3 months prior to expiry of the term of this Social Guarantees Package they will commence talks regarding rules of further cooperation.

9. Coming into force of the Social Guarantees Package

This Social Guarantees Package shall come into form on the day of Purchase of the Shares.

10. Gross values

All pecuniary sums are stated in gross values and shall be paid upon compulsory deductions governed by the currently binding provisions of the law.

/handwriting/	Proxy of the bound Party
Piotr Wujec
Warsaw, July 17, 2005

/seal/	mgr Piotr Wujec /signature illegible/
Legal Counsel/ Negotiator
OMNI Institute
/seal/	OMNI Institute
03-312 Warsaw, ul. Andrzejowska 6/8
/remaining inscription is illegible/

For the Investor:

Carey Agri International Poland sp. z o.o., with seat in Warsaw, ul. Bokserska 66a

/seal/	Carey Agri International Poland Sp. z o.o.
ul. Bokserska 66A, 02-690 Warsaw
Tel: (022) 455 18 00 Fax: (022) 455 18 10

/illegible signatures/

/seal/ Evangelos Evangelou, Vice President

/handwriting/ Elzbieta Kusnierek, Board Member

For the Trade Unions:

Company Commission of the Independent Self-governing Trade Union “Solidarnosc” at Polmos Bialystok S.A. with seat in Bialystok, ul. Elewatorska 20

/seal/	Deputy Chairman
KZ NSZZ “Solidarnosc”
At “Polmos” Bialystok S.A
Stefan Binkiewicz
/illegible signature/
/seal/	Chairman
KZ NSZZ “Solidarnosc”
At “Polmos” Bialystok S.A
Bogdan Filipczuk
/illegible signature/

Independent Self-governing Trade Union “Lider” of Polmos Bialystok S.A. Employees with seat in Bialystok, ul. Elewatorska 20

/seal/	Deputy Chairman
NSZZ “Lider”
Miroslaw Hryszko
/illegible signature/
/seal/	Chairman
NSZZ “Lider”
Jan Zalewski
/illegible signature/

Trade Union Negotiations Team: Bogdan Filipczuk, Stefan Binkiewicz, Leon Wasilewski, Lech Bednarz, Waldemar Kiszkiel, Marek Sianko, Jan Zalewski, Miroslaw Hryszko, Pawel Holdakowski.

Proxy/negotiator of the Trade Unions, not an Employee: Piotr Wujec.